Exhibit 1a(6g)

COMMON STOCK PURCHASE AGREEMENT

This Common Stock Purchase Agreement (this “Agreement”) is made as of January 6, 2017 by and between X, LLC a Delaware corporation, with an address at 433 N Camden Drive, # 600, Beverly Hills, CA 90210 (“Seller”), the principal stockholder of YayYo, Inc., a Delaware corporation (“Company”), and the investor(s) whose name(s) appears on the signature page to this Agreement (each and collectively, “Purchaser”). The Company is a party to this Agreement for the limited purpose of Sections 4 and 5 only.

The parties hereby agree as follows.

1.	PURCHASE AND SALE OF COMMON STOCK.

1.1	Sale and Issuance of Common Stock.

1.1.1       Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase at the Closing and Seller agrees to sell and deliver to Purchaser at the Closing a certificate for the number of shares (the “Shares”) of common stock, $0.000001 par value per share, of the Company (“Common Stock”), and for the purchase price, set forth below such Purchaser’s name on the signature page hereto. The aggregate number of Shares purchased hereunder is 200,000.

1.2	Closing; Delivery.

1.2.1       The purchase and sale of the Shares shall take place via the exchange of documents and signatures on the date of this Agreement or at such other time and place as the Seller and Purchaser shall mutually agree, orally or in writing (which time and place are designated as the “Closing”).

1.2.2       At the Closing, Purchaser shall pay the purchase price for the Shares. Within 10 days after the Closing, Seller shall deliver to Purchaser a certificate representing the full amount of the Shares registered in such name as the Purchaser shall direct.

1.3	Dilution Protection.

1.3.1       Protection on Dilutive Issuances. Seller shall, upon issuance or sale by the Company at any time and from time to time from and after the date hereof and on or prior to the 12-month anniversary of repayment in full of all amounts owing by the Company under the Notes (such 12-month anniversary, the “Protection Termination Date”) of any shares of Common Stock (or any other securities, rights or instruments exercisable or exchangeable for or convertible into Common Stock (each, a “Common Stock Equivalent”)) (each such issuance, a “Dilutive Share Issuance”), give prompt notice thereof to the Purchaser and transfer to Purchaser, for no additional consideration, a number of shares of Common Stock (the “Dilution Shares”) equal to 2% of the number of shares of Common Stock issued or underlying Common Stock Equivalents issued, as the case may be, in the Dilutive Share Issuance. Issuance of shares of Common Stock upon exercise or conversion of securities outstanding prior to the date of this Agreement shall not trigger an obligation to transfer Dilution Shares hereunder. Notwithstanding the foregoing, three-fifths of all Dilution Shares shall continue to remain in the name of Seller but shall be delivered (together with stock powers duly executed for transfer) to and held by the Collateral Agent in accordance with and subject to the Limited Recourse Pledge and Guaranty of Seller dated the date hereof as additional Pledged Collateral thereunder.

1.3.2       [Intentionally omitted]

1.3.3       Transfer of Dilution Shares. Seller shall cause a certificate for the Dilution Shares to be issued in the name of or at the direction of Purchaser and shall deliver the same as directed by Purchaser within ten days of the Purchaser’s entitlement thereto.

1.3.4       Limitation on Right to Dilution Shares. Notwithstanding anything to the contrary contained herein, and subject to the last sentence of this Section 1.3.4, the Company shall not issue any Dilution Shares, and Purchaser shall have no right to Dilution Shares, to the extent that after giving effect to the issuance of such Dilution Shares, Purchaser (together with its Affiliates (as defined in the rules under the Securities Act of 1933, as amended (the “Securities Act”), and any persons acting as a group together with Purchaser or any of such person’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by a Purchaser and its Affiliates shall include the Dilution Shares to be issued, but shall exclude the number of shares of Common Stock which are issuable upon exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by Purchaser or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 1.3.4, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 1.3.4 applies, the determination of whether the Purchaser is entitled to Dilution Shares (in relation to other securities owned by the Purchaser together with any Affiliates) and the number of Dilution Shares to which the Purchaser is entitled shall be in the sole discretion of the Purchaser, and should the Purchaser make a request in writing for a specific number of Dilution Shares, such request shall be deemed to be the Purchaser’s determination of its entitlement hereunder to such Dilution Shares (in relation to other securities owned by the Purchaser together with any Affiliates), subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, prior to transfer of any Dilution Shares to the Purchaser, the Seller and the Purchaser will coordinate with one another to confirm that the issuance of such shares would not violate the restrictions set forth in this Section and the Seller shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act of 1934 and the rules and regulations promulgated thereunder. For purposes of this Section 1.3.4, in determining the number of outstanding shares of Common Stock, the Purchaser may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Company’s most recent periodic or annual report filed with the Securities and Exchange Commission, as the case may be, (ii) a more recent public announcement by the Company, or (iii) a more recent written notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of Purchaser, the Company shall within two business days confirm orally and in writing to the Purchaser the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company or of any other rights to acquire Common Stock of the Company, including the rights herein, by the Purchaser or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of the number of Dilution Shares to which the Purchaser is entitled hereunder. Purchaser may decrease the Beneficial Ownership Limitation applicable to it at any time and Purchaser, upon not less than 61 days’ prior notice to the Seller, may increase the Beneficial Ownership Limitation provisions applicable to it. Any such increase will not be effective until the 61st day after such notice is delivered to Borrower. The Beneficial Ownership Limitation provisions of this Section 1.3.4 shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 1.3.4 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. Notwithstanding anything to the contrary contained herein, to the extent that any Dilution Shares would be deliverable to Purchaser but for the provisions of this Section 1.3.4, the Seller shall be obligated to deliver such Dilution Shares at such time, and the Purchaser’s right to such Dilution Shares shall be held in abeyance until such time, as the Purchaser would be entitled to such shares without exceeding the Beneficial Ownership Limitation. The limitations contained in this paragraph shall apply only when the Company has a class of equity registered pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934.

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1.4           Repurchase Right. Subject to and in accordance with the provisions of this Section 1.4, Seller shall have a right to repurchase from the Purchaser 50% of the Shares purchased by the Purchaser hereunder (the “Repurchase Right”). The Repurchase Right shall be exercisable at any time on or prior to the six-month anniversary of the date of this Agreement by written notice to Purchaser and payment to Purchaser of $208,500 if exercised within the initial three months after the date of this Agreement or $258,500 if exercised within the second three months after the date of this Agreement. The purchase price shall be payable by wire to an account designated by the Purchaser.

1.5           Return of Shares. In the event that on or after the date hereof Purchaser fails to invest or lend or cause to be invested or loaned to the Company $100,000, and the same results solely from a breach by Purchaser of a written commitment regarding the same and no fault of the Company, then the Purchaser’s entitlement to Shares hereunder shall be reduced pro rata to the extent of the shortfall and any Shares transferred hereunder to Purchaser in excess of Purchaser’s adjusted entitlement shall be returned to Seller (and the purchase price for the Repurchase Right shall similarly be adjusted pro rata). For example, if Purchaser invests only $75,000 under circumstances triggering an adjustment, Purchaser shall return 25% of the Shares purchased hereunder and the purchase price for the Repurchase Right shall be reduced by 25%.

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2.           REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants to Purchaser that the following representations are true and correct as of the date of the Closing, except as otherwise indicated.

2.1           Organization, Good Standing, Corporate Power and Qualification. Each of Seller and the Company is duly organized, validly existing and in good standing under the laws of the state of its incorporation or formation and has all power and authority required (a) to carry on its business as presently conducted and as presently proposed to be conducted and (b) to execute, deliver and perform its obligations under this Agreement. Each of Seller and the Company has qualified to transact business as a foreign corporation or limited liability company, as applicable, in each jurisdiction in which it is required to so qualify.

2.2	Capitalization.

2.2.1       The authorized capital of the Company consists of 10,000,000 shares of preferred stock and 90,000,000 shares of Common Stock. Immediately prior to the Closing, no shares of preferred stock are issued and outstanding and 25,000,000 shares of Common Stock are issued and outstanding. Seller is owned and controlled 100% by Ramy El-Batrawi.

2.2.2       Except as set forth on Schedule 2.2.2, there are no outstanding preemptive rights, options, warrants, conversion privileges or rights (including but not limited to rights of first refusal, anti-dilution protection or similar rights), orally or in writing, to purchase or acquire any securities from the Company including, without limitation, any securities convertible into or exchangeable or exercisable for shares of Common Stock, and the Company has no commitments or agreements to issue any such securities.

2.3          Authorization. All corporate action has been taken, or will be taken prior to the Closing, on the part of the Board of Directors or managers of the Seller, the Company and their respective stockholders and members that is necessary for the authorization, execution and delivery of this Agreement by the Seller and the performance by the Seller of the obligations to be performed by Seller hereunder. This Agreement, when executed and delivered by the Seller and Company, shall constitute a valid and legally binding obligation of the Seller and Company, enforceable against each of them in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.4         Valid Issuance of Shares; Title. The Shares have been duly authorized and are validly issued, fully paid and non-assessable and free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws and liens or encumbrances that may have been created by or imposed by a person other than the Company. Upon consummation of the transactions contemplated hereby, Purchaser shall have good title to the Shares, free and clear of all liens, claims and encumbrances including without limitation any restrictions imposed by any stockholder or other agreement to which Seller may be a party or to which the Shares may otherwise be subject.

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2.5          Compliance with Other Instruments. Neither the Company nor Seller is in violation or default (a) of any provisions of its Certificate of Incorporation or Bylaws, (b) of any judgment, order, writ or decree of any court or governmental entity, (c) under any agreement, instrument, contract, lease, note, indenture, mortgage or purchase order to which it is a party or, (d) to its knowledge, of any provision of federal or state statute, rule or regulation materially applicable to the Company. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any such violation or default, or constitute, with or without the passage of time and giving of notice, either (i) a default under any such judgment, order, writ, decree, agreement, instrument, contract, lease, note, indenture, mortgage or purchase order or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or Seller or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company or Seller.

3.           REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS. Purchaser represents, warrants and covenants to and with the Company as follows.

3.1         Authorization. Purchaser has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by Purchaser, will constitute a valid and legally binding obligation of Purchaser, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (b) the effect of rules of law governing the availability of equitable remedies.

3.2          Purchase Entirely for Own Account. This Agreement is made with Purchaser in reliance upon Purchaser’s representation to the Seller, which by Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the securities to be acquired by Purchaser hereunder will be acquired for investment for Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Purchaser further represents that Purchaser does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of such securities.

3.3          Disclosure of Information. Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the securities acquired hereunder with the Seller. Nothing in this Section 3, including the foregoing sentence, limits or modifies the representations and warranties of the Seller in Section 2 of this Agreement or the right of Purchaser to rely thereon.

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3.4          Restricted Securities. Purchaser understands that the securities acquired hereunder have not been registered under the Securities Act of 1933 (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Purchaser’s representations as expressed herein. Purchaser understands that the securities acquired hereunder are “restricted securities” under applicable United States federal and state securities laws and that, pursuant to these laws, Purchaser must hold such securities indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities or an exemption from such registration and qualification requirements is available.

3.5          Legends. Purchaser understands that the securities acquired hereunder and any securities issued in respect of or exchange for the same, may, upon issuance, bear any one or more of the following legends: (a) any legend required by the securities laws of any state to the extent such laws are applicable to securities represented by the certificate so legended; and (b) the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL TO THE HOLDER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.”

3.6          Accredited and Sophisticated Investor. Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Purchaser is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the securities acquired hereunder.

3.7          No General Solicitation. Neither Purchaser nor, as applicable, any of its officers, directors, employees, agents, stockholders, members or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation with respect to the offer and sale of the securities acquired hereunder, or (b) published any advertisement in connection with the offer and sale of such securities.

4.	OTHER AGREEMENTS OF THE PARTIES.

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4.1           Legend Removal. Certificates evidencing shares of Common Stock issued under any provision of this Agreement shall not contain any legend (“Unlegended Shares”): (i) while a registration statement covering the resale of such securities is effective under the Securities Act of 1933 (the “Securities Act”), (ii) following any sale of such securities pursuant to Rule 144 under the Securities Act of 1933 (“Rule 144”), (iii) if such securities are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such securities and without volume or manner-of-sale restrictions or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Securities and Exchange Commission (the “Commission”)). The Company shall cause its counsel to issue a legal opinion to the Company’s transfer agent and Purchaser promptly after the effective date of a registration statement which includes the securities of Purchaser if required by the Company’s transfer agent to effect the removal of the legend hereunder. If any Dilution Shares are issued at a time when there is an effective registration statement to cover the resale of such securities, or if such securities may be sold under Rule 144 or if such legend is not otherwise required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) then such Dilution Shares shall be issued free of all legends. In the event Purchaser submits a request in writing to the Company that it wishes to sell its Shares or Dilution Shares, and if at such time a legend is no longer required under this Section 4.1, the Company will, no later than five business days following the delivery by the Purchaser to the Company or its transfer agent of a certificate representing such Shares or Dilution Shares, issued with a restrictive legend (such fifth business day, the “Legend Removal Date”), deliver or cause to be delivered to Purchaser a certificate representing such shares that is free from all restrictive and other legends (however, the Company shall use reasonable best efforts to deliver such shares within three (3) business days). If required by the Company’s transfer agent, the Company shall promptly cause its counsel to provide a legal opinion in connection with any legend removal or issuance of shares free from legend hereunder. Without limiting the Company’s obligation to provide any such legal opinion or its liability for failing to timely do so, and without imposing any obligation on the Purchaser, if the Company fails to promptly provide any such required legal opinion, the Company authorizes and shall authorize its transfer agent to accept such legal opinion from Eilenberg & Krause LLP or such other counsel as shall be selected by the Purchaser in its sole and absolute discretion, the cost of which legal opinion shall be borne by the Seller. The Company may not make any notation on its records or give instructions to its transfer agent that enlarge the restrictions on transfer set forth in this Section 4.1.

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4.2          Liquidated Damages. In addition to the Purchaser’s other available remedies, in the event the Company fails to timely comply with its legend removal obligations under Section 4.1 with respect to Purchaser, the Company shall pay to the Purchaser, in cash, as partial liquidated damages and not as a penalty, for each $1,000 of Shares or Dilution Shares (based on the volume weighted average price or last sale price, as selected by such Purchaser in its sole discretion, of the Common Stock on the date such securities are submitted to the Company’s transfer agent) delivered for removal of the restrictive legend and subject to Section 4.1, $25 per trading day for each of the first five trading days after the Legend Removal Date and $100 per trading day thereafter until such certificate is delivered without a legend. Failure to timely issue and deliver certificates for Dilution Shares as required by Section 1.3.1 shall obligate the Company to pay to the Purchasers, as partial liquidated damages and not as a penalty, calculated at the same rate as provided above for shares delivered for legend removal, with the valuation date being the date request is made for the Dilution Shares pursuant to Section 1.3.1 and the liquidated damages to accrue for each day of delay. Any and all liquidated damage amounts accruing under this Agreement shall be due and payable in arrears on the last day of each calendar month in which such amounts accrue, and interest shall accrue thereon at 10% per annum, compounded daily from the date due until paid. Notwithstanding anything to the contrary contained herein, Purchaser’s right to receive liquidated damages hereunder in cash shall be convertible, in whole or part, at Purchaser’s election by written notice to the Company, into Common Stock at a price equal to the volume weighted average price or last sale price, as selected by Purchaser in its sole discretion, of the Common Stock on the date immediately preceding the date of such notice. Upon receipt of any such notice, the Company shall issue and deliver certificates for the appropriate number of shares of Common Stock in the manner and within the time frame otherwise provided for issuance of Dilution Shares hereunder, and the issuance of any such shares shall be subject to the provisions of Section 1.3.4 hereof as and to the same extent as if such shares were deemed Dilution Shares. Failure to timely issue any such shares shall subject the Company to liquidated damages as and to the same extent as the failure to timely issue Dilution Shares. Nothing herein shall limit Purchaser’s right to pursue actual damages for the Company’s failure to deliver certificates representing any securities as required under this Agreement, and Purchaser shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

4.3          DWAC. In lieu of delivering physical certificates representing the Unlegended Shares, upon request of Purchaser, so long as the certificates therefor do not bear a legend and the Purchaser is not obligated to return such certificate for the placement of a legend thereon, the Company shall cause its transfer agent to electronically transmit the Unlegended Shares by crediting the account of Purchaser’s prime broker with the Depository Trust Company through its Deposit Withdrawal At Custodian system, provided that the Company’s Common Stock is DTC eligible and the Company’s transfer agent participates in the Deposit Withdrawal at Custodian system. Such delivery must be made on or before the Legend Removal Date.

4.4           Injunction. In the event a Purchaser shall request delivery of Unlegended Shares as described in this Section 4.1 and the Company is required to deliver such Unlegended Shares, the Company may not refuse to deliver Unlegended Shares based on any claim that the Purchaser or anyone associated or affiliated with the Purchaser has not complied with Purchaser’s obligations hereunder, or for any other reason, unless an injunction or temporary restraining order from a court, on notice, restraining and or enjoining delivery of such Unlegended Shares shall have been sought and obtained by the Company, and the Company has posted a surety bond for the benefit of and payable to such Purchaser in an amount equal to 120% of the fair market value of the number of Unlegended Shares to be subject to the injunction, which bond shall remain in effect until final resolution of the dispute.

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4.5           Purchasers’ Compliance With Registration or Exemption Rules. Purchaser agrees with the Company that if it sells any Shares or Dilution Shares, it will do so either pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if sold pursuant to a registration statement, they will be sold in compliance with the plan of distribution set forth therein, and acknowledges that the removal of the restrictive legend from certificates representing any such securities as set forth in Section 4.1 is predicated upon the Company’s reliance upon this understanding.

4.6           Registration Rights. Purchaser shall be entitled to piggyback registration rights with respect to the Shares and Dilution Shares, and the Company shall not register shares held by any other person on a prior basis without consent of the Purchaser. The cost of any such registration, and all related costs other than direct selling costs, shall be borne by the Company, and the Company shall provide the Purchaser customary indemnification in connection with any such registration.

5.	GENERAL PROVISIONS.

5.1           Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to the Company or Seller, 433 N. Camden Drive, # 600, Beverly Hills, CA 90210, Attn: President, fax: (310) 734-7870 and (ii) if to the Purchaser, to: the addresses and fax numbers indicated on the signature pages hereto, with an additional copy by fax only to (which shall not constitute notice): Eilenberg & Krause LLP, 11 East 44th Street, New York, New York 10017, fax: (212) 986-2399.

5.2           Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Following the Closing, Purchaser may assign any or all of its rights under this Agreement to any person to whom Purchaser assigns or transfers any securities acquired hereunder, provided that such transferee agrees in writing to be bound, with respect to the transferred securities, by the provisions of this that apply to a “Purchaser” and so long as such transfer is not contrary to Purchaser’s representations and warranties set forth herein.

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5.3           Amendments and Waivers. No term of this Agreement may be amended, terminated or waived except with the written consent of the party to be charged.

5.4           Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

5.5          Replacement of Securities; Transfer Agent and Other Fees. If any certificate or instrument evidencing any securities acquired hereunder is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, upon receipt of an affidavit of loss, theft or destruction or like document. The Company shall pay all transfer agent fees, stamp taxes and other taxes and duties levied in connection with the issuance or delivery of any securities to the Purchasers.

5.6          Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, Purchaser and Seller will be entitled to specific performance under this Agreement. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in this Agreement and hereby agree to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

5.7           Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

5.8           Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.9          Counterparts; Signatures. This Agreement may be executed and delivered by facsimile signature or signature in PDF format and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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5.10        Construction. The parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise the this Agreement and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

5.11         WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

5.12        Governing Law; Consent to Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any action, suit or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

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5.13         Indemnification of Purchaser. Subject to the provisions of this Section 5.13, Seller shall indemnify and hold each Purchaser and its respective directors, trustees, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls a Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, trustees, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons (each, a “Purchaser Party”) harmless from any and all losses (including diminution in value), liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Purchaser Party may suffer or incur as a result of or relating to (i) any breach of any of the representations, warranties, covenants or agreements made by Seller or Company in this Agreement or (ii) any action instituted against Purchaser Parties in any capacity, or any of them or their respective Affiliates, by any stockholder of the Company who is not an Affiliate of such Purchaser Party, with respect to any of the transactions contemplated by this Agreement (unless such action is based upon a breach of such Purchaser Party’s representations, warranties or covenants under this Agreement or any agreements or understandings such Purchaser Party may have with any such stockholder or any violations by such Purchaser Party of state or federal securities laws or any conduct by such Purchaser Party which constitutes fraud, gross negligence, willful misconduct or malfeasance). If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, such Purchaser Party shall promptly notify Seller in writing, and Seller shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Purchaser Party. Any Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, and the fees and expenses of one such counsel shall be borne by the Seller. The Seller will not be liable to any Purchaser Party under this Agreement (y) for any settlement by a Purchaser Party effected without the Seller’s prior written consent, which shall not be unreasonably withheld or delayed; or (z) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Purchaser Party’s breach of its representations, warranties or covenants under this Agreement. The indemnification required by this Section 5.13 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or are incurred. The indemnity agreements contained herein shall be in addition to any cause of action or similar right of any Purchaser Party against the Seller or others and any liabilities the Seller may be subject to pursuant to law.

5.14         Entire Agreement. This Agreement (including any schedules and exhibits hereto), constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned have executed this Common Stock Purchase Agreement as of the date first written above.

SELLER:

X, LLC

By:	/s/ Ramy El-Batrawi
Name: Ramy El-Batrawi
Title: Managing Member

THE COMPANY (FOR PURPOSES OF SECTIONS 4 AND 5 ONLY):

YAYYO, INC.

By:	/s/ Ramy El-Batrawi
Name: Ramy El-Batrawi
Title: Executive Vice President

[PURCHASER SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Common Stock Purchase Agreement as of the date first written above.

PURCHASER(S):

By:
Name:
Title:
Number of Shares Purchased:
Aggregate Purchase Price: $1.00

By:
Name:
Title:
Number of Shares Purchased:
Aggregate Purchase Price: $1.00

Schedule 2.2.2

The Company has outstanding options to purchase 400,000 shares of common stock. The options were issued under the Company’s equity incentive plan, are exercisable at $1 per share and expire December 31st 2018.